Exhibit 99.1
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FOR IMMEDIATE RELEASE

For:     Northern States Financial Corporation
         1601 N. Lewis Avenue
         Waukegan, IL 60085
Contact: Fred Abdula, Chairman and Chief Executive Officer
         (847) 244-6000 Ext. 238

For:     Round Lake Bankcorp, Incorporated
         1777 North Cedar Lake Road
         Round Lake, IL 60073
Contact: Richard D. Fowles, President and Chief Executive Officer
         (847) 546-2111


                      NORTHERN STATES FINANCIAL CORPORATION
                      TO ACQUIRE ROUND LAKE BANKCORP, INC.


         WAUKEGAN, IL, September 11, 2003 - Northern States Financial Corporation (NASDAQ: NSFC), holding company for the Bank of Waukegan, announced today that it has agreed to acquire privately held Round Lake Bankcorp, Inc. based in Round Lake, Illinois. The transaction is valued at $19.8 million and will be paid in cash. Fred Abdula, Chairman of the Board and Chief Executive Officer of Northern States Financial Corporation and Richard D. Fowles, President and Chief Executive Officer of Round Lake Bankcorp, Inc., announced that their respective boards of directors have approved a definitive Agreement and Plan of Merger under which Northern States Financial Corporation will acquire Round Lake Bankcorp, Inc. In addition, Round Lake Bankcorp, Inc.'s wholly-owned subsidiary, First State Bank of Round Lake, will be merged into Bank of Waukegan.

         Fred Abdula, Chairman and Chief Executive Officer of Northern States Financial Corporation, said, "Mr. Fowles, his management team and the Board of Directors have built an attractive community bank in Round Lake. We are pleased we have the opportunity to build upon their strong franchise. The merger allows us to continue our growth in Lake County and will result in Northern States' deposit base increasing to be the seventh largest in the county."

         Richard D. Fowles, President and Chief Executive Officer of Round Lake Bankcorp, Inc. added, "We are pleased that our success in building Round Lake Bankcorp has culminated in the merger with Northern States. The management of Northern States shares our community banking philosophy and will provide our customers with expanded and additional products such as Internet banking and trust and investment services with the same dedication to customer care that has been a hallmark of our bank." Richard D. Fowles plans to retire upon the successful completion of the merger.


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         The transaction, which is subject to regulatory and Round Lake Bankcorp stockholder approval, is expected to close late in 2003 or early in 2004.

         At June 30, 2003, Round Lake Bankcorp had assets of $110 million, deposits of $100 million, and stockholders' equity of $9.5 million. The deposit base consisted of approximately 63% core deposits, comprised of savings, money market and checking accounts. The acquisition of Round Lake Bankcorp provides Northern States with two additional locations, both in the Round Lake area.

         Northern States expects to achieve significant cost savings following the integration of the two companies' respective organizations. The data processing conversion is expected to be completed during the third quarter of 2004. Based on the anticipated conversion date, estimated cost savings and current estimates of purchase accounting adjustments, Northern States expects the transaction to be approximately 9% accretive to earnings per share in 2004 and 2005. Northern States expects to fund the acquisition with internal funds.

         Northern States Financial Corporation is the holding company for the Bank of Waukegan, headquartered in Waukegan, IL. At June 30, 2003 the Company had assets of $634 million, deposits of $452 million and stockholders' equity of $75 million. The Bank of Waukegan is a full-service commercial bank founded in 1962, with six branches in Lake County, Illinois that serves the populations of northeastern Illinois and southeastern Wisconsin. The Company's common stock trades on the NASDAQ Stock Market under the symbol NSFC.

FORWARD-LOOKING INFORMATION

         Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by the use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "plan," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future. Factors that could have a material adverse effect on the operations and could affect the outlook or future prospects of the Company and its subsidiaries include, but are not limited to, difficulties or delays in completing the planned acquisition, changes from estimated purchase accounting adjustments, difficulties in achieving anticipated cost savings related to the operation of the acquired banking offices or higher than expected costs related to the transaction, unanticipated changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements.


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